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                                                                  EXHIBIT 5.2


                                                  June  26, 1996




Hayes Wheels International, Inc.
38481 Huron River Drive
Romulus, Michigan 48174


                          Re:     Hayes Wheels International, Inc.
                                  Registration Statement on Form S-3

Dear Sirs:

         I am Assistant General Counsel of Hayes Wheels International, Inc., a Delaware corporation (the "Company") and have acted in such capacity in connection with the public offering of $250,000,000 aggregate principal amount of the Company's __% Senior Subordinated Notes due 2006 (the "Notes"), which are to be guaranteed on a senior subordinated basis by, among other subsidiaries of the Company, Hayes Wheels International -- Michigan, Inc., a Michigan corporation (the "Guarantor") (the guarantee of the Guarantor being referred to herein as the "Security") pursuant to the Indenture (as defined herein). The Security is to be issued pursuant to an indenture (the "Indenture") to be entered into among the Company, Hayes Wheels International
- -- California, Inc., a Delaware corporation ("Hayes California"), Hayes Wheels International -- Georgia, Inc., a Delaware corporation ("Hayes Georgia"), Hayes Wheels International -- Indiana, Inc., a Delaware corporation ("Hayes
Indiana"), Hayes Wheels International -- Mexico, Inc., a Delaware corporation ("Hayes Mexico"; and, together with Hayes California, Hayes Georgia and Hayes Indiana, the "Subsidiaries"), the Guarantor, and Comerica Bank, as Trustee (the "Trustee").

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

         In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement on Form S-3 (File No. 333-03813) as filed with the Securities and Exchange Commission (the

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Hayes Wheels International, Inc.
June 26, 1996
Page 2



"Commission") on May 15, 1996 under the Act, Amendment No. 1 thereto as filed with the Commission on June 7, 1996, Amendment No. 2 thereto as filed with the Commission on June 19, 1996 and Amendment No. 3 thereto as filed with the Commission on the date hereof (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"), (ii) the form of the Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into between the Company, as issuer, the Subsidiaries, the Guarantor, and CIBC Wood Gundy Securities Corp., Merrill Lynch, Pierce, Fenner & Smith and Salomon Brothers Inc, as underwriters (the "Underwriters"), filed as an exhibit to the Registration Statement; (iii) the form of the Indenture filed as an exhibit to the Registration Statement; (iv) the form of the Security; (v) the Certificate of Incorporation of the Guarantor, as presently in effect; (vi) the By-Laws of the Guarantor, as presently in effect; and (vii) certain resolutions of the Board of Directors of the Guarantor, and drafts of certain resolutions (the "Draft Resolutions") of the Board of Directors of the Guarantor, in each case, relating to the issuance of the Security and related matters. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Guarantor and such agreements, certificates of public officials, certificates of officers or other representatives of the Guarantor and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed or to be executed by parties other than the Guarantor, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Guarantor and others.

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Hayes Wheels International, Inc.
June 26, 1996
Page 3



         I am admitted to the bar in the State of Michigan, and I do not express any opinion as to the laws of any other jurisdiction, other than the federal laws of the United States of America to the extent specifically referred to herein.

         Based upon and subject to the foregoing, I am of the opinion that when
(i) the Registration Statement becomes effective and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (ii) the Draft Resolutions have been adopted by the Board of Directors of the Guarantor, (iii) the terms of the Security and other matters relating to the issuance of the Security have been approved by the Board of Directors of the Guarantor; (iv) the Indenture and the Underwriting Agreement have been duly executed and delivered, and (v) the Security has been duly executed and authenticated in accordance with the terms of the Indenture and delivered to the Underwriters as contemplated by the Underwriting Agreement, the issuance of the Security will have been duly authorized by the Guarantor, and the Security will be a valid and binding obligation of the Guarantor entitled to the benefits of the Indenture and enforceable against the Guarantor in accordance with its terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to me under the caption "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                               Very truly yours,


                               /s/ Barry J. Miller